Exhibit 4.1(a)
KRAFT FOODS INC.
OFFICERS’ CERTIFICATE
     Reference is made to Section 301 of the Indenture dated as of October 17, 2001, between Kraft Foods Inc. (the “Company”) and The Bank of New York (as successor to The Chase Manhattan Bank), as Trustee (the “Indenture”), the Terms Agreement dated August 8, 2007 (the “Terms Agreement”) among the Company and Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co. and J.P. Morgan Securities Inc., as representatives of the Underwriters named therein, relating to the offer and sale by the Company of $250,000,000 aggregate principal amount of its 5.625% Notes due 2010, $750,000,000 aggregate principal amount of its 6.000% Notes due 2013, $1,500,000,000 aggregate principal amount of its 6.500% Notes due 2017, $750,000,000 aggregate principal amount of its 7.000% Notes due 2037 and $250,000,000 aggregate principal amount of its Floating Rate Notes due 2010 and the Underwriting Agreement dated August 8, 2007 (the “Underwriting Agreement”) incorporated by reference into the Terms Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meanings given such terms in the Indenture, the Underwriting Agreement or the Terms Agreement, as the case may be. The undersigned Vice President and Corporate Secretary, in the case of Carol J. Ward, and Executive Vice President and Chief Financial Officer, in the case of James P. Dollive, of the Company, hereby certify that they have authorized the issue and sale of the Notes by the Company, and, in connection with such issue, have determined, approved or appointed, as the case may be, the following:
a)	Title: 5.625% Notes due 2010 (the “2010 Notes”), 6.000% Notes due 2013 (the “2013 Notes”), 6.500% Notes due 2017 (the “2017 Notes”), 7.000% Notes due 2037 (the “2037 Notes”) and Floating Rate Notes due 2010 (the “Floating Rate Notes”) (collectively, the “Notes”).

b)	Principal Amount: In the case of the 2010 Notes, $250,000,000; in the case of the 2013 Notes, $750,000,000; in the case of the 2017 Notes, $1,500,000,000; in the case of the 2037 Notes, $750,000,000 and in the case of the Floating Rate Notes, $250,000,000.

c)	Interest: In the case of the 2010 Notes, 5.625% per annum, from August 13, 2007, payable semiannually on February 11 and August 11, commencing February 11, 2008, to holders of record on the preceding January 27 or July 27, as the case may be. In the case of the 2013 Notes, 6.000% per annum, from August 13, 2007, payable semiannually on February 11 and August 11, commencing February 11, 2008, to holders of record on the preceding January 27 or July 27, as the case may be. In the case of the 2017 Notes, 6.500% per annum, from August 13, 2007, payable semiannually on February 11 and August 11, commencing February 11, 2008, to holders of record on the preceding January 27 or July 27, as the case may be. In the case of the 2037 Notes, 7.000% per annum, from August 13, 2007, payable semiannually on February 11 and August 11, commencing February 11, 2008, to holders of record on the preceding January 27 or July 27, as the case may be. In the case of the Floating Rate Notes, at a floating rate per annum equal to three month LIBOR (as determined in the global note representing the Floating

Rate Notes attached hereto as Exhibit A-5) plus 0.50% and reset quarterly and payable quarterly on February 11, May 11, August 11 and November 11, commencing November 13, 2007.

d)	Form and Denominations: Fully-registered book-entry form in denominations of $2,000 and integral multiples of $1,000.

e)	Maturity: In the case of the 2010 Notes, August 11, 2010; in the case of the 2013 Notes, February 11, 2013; in the case of the 2017 Notes, August 11, 2017; in the case of the 2037 Notes, August 11, 2037 and in the case of the Floating Rate Notes, August 11, 2010.

f)	Change of Control: Upon the occurrence of both (i) a change of control of the Company and (ii) a downgrade of the Notes below an investment grade rating by each of Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Fitch Ratings within a specified period, the Company will be required to make an offer to purchase the Notes of each series at a price equal to 101% of the aggregate principal amount of such series, plus accrued and unpaid interest to the date of repurchase as and to the extent set forth in the global notes representing the Notes attached hereto as Exhibits A-1, A-2, A-3, A-4 and A-5.

g)	Optional Redemption: The Company may, at its option, redeem the Notes in whole, but not in part, upon the occurrence of specified tax events as set forth in the global notes representing the Notes attached hereto as Exhibits A-1, A-2, A-3, A-4 and A-5. The Notes may not otherwise be redeemed at the option of the Company prior to maturity.

h)	Payment of Additional Amounts: Section 1010 of the Indenture shall be applicable to the Notes, except that the term “Holder,” when used in Section 1010 of the Indenture, shall mean the beneficial owner of a Note or any person holding on behalf or for account of the beneficial owner of a Note.

i)	Sinking Fund: None.

j)	Purchase Price: In the case of the 2010 Notes, 99.530% of principal amount of the 2010 Notes, plus accrued interest, if any, from August 13, 2007; in the case of the 2013 Notes, 99.351% of principal amount of the 2013 Notes, plus accrued interest, if any, from August 13, 2007; in the case of the 2017 Notes, 98.964% of principal amount of the 2017 Notes, plus accrued interest, if any, from August 13, 2007; in the case of the 2037 Notes, 97.915% of principal amount of the 2037 Notes, plus accrued interest, if any, from August 13, 2007; and in the case of the Floating Rate Notes, 99.750% of principal amount of the Floating Rate Notes, plus accrued interest, if any, from August 13, 2007.

k)	Place of Payment: Payments of principal and interest on the Notes will be made to The Depository Trust Company as the registered owner of the global security.

l)	Events of Default and Restrictive Covenants: As set forth in the Indenture.

m)	Trustee: The Bank of New York.

n)	Form of Notes: Attached as Exhibit C to the Secretary’s Certificate dated as of August 13, 2007 and delivered in connection with the delivery of the Notes.

o)	Price to Public: In the case of the 2010 Notes, 99.780% of principal amount of the 2010 Notes; in the case of the 2013 Notes, 99.701% of principal amount of the 2017 Notes; in the case of the 2017 Notes, 99.414% of principal amount of the 2017 Notes; in the case of the 2037 Notes, 98.790% of principal amount of the 2037 Notes; and in the case of the Floating Rate Notes, 100% of the principal amount of the Floating Rate Notes.

     IN WITNESS WHEREOF, the undersigned Vice President and Corporate Secretary and Executive Vice President and Chief Financial Officer, respectively, of the Company, have executed this Certificate as of the 13th day of August, 2007.

KRAFT FOODS INC.
By:	/s/ Carol J. Ward
	Name:	Carol J. Ward
	Title:	Vice President and Corporate Secretary

By:	/s/ James P. Dollive
	Name:	James P. Dollive
	Title:	Executive Vice President and Chief Financial Officer